Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of June 11, 2003, by and between Symmetry Medical Inc., a Delaware corporation (the “Company”), and Brian Moore (“Executive”).

The execution and delivery of this Agreement by Executive are conditions to that certain Amended and Restated Stock Purchase Agreement, dated as of June 8, 2003, among the Company, Symmetry Medical International Inc., Mettis Group Limited, Pine Holdings Limited and Mettis (UK) Limited (“Mettis”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 5 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities, functions and authority of the President and Chief Executive Officer, subject to the power and authority of the Company’s board of directors (the “Board”) to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position as the Board may from time to time direct.

(b) During the Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ policies and procedures in all material respects. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation.

(c) For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more subsidiaries.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be $320,000 per annum, or such other higher rate as the Board may determine from time to time (as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible including the benefits set forth on Exhibit A attached hereto, and Executive shall be entitled to 25 days of paid vacation, in addition to normal and customary Company observed holidays, each calendar year in accordance with the Company’s policies, which if not taken during any year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof.

(b) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c) In addition to the Base Salary, Executive shall be eligible to receive a performance bonus with respect to each year during the Employment Period in an aggregate amount of up to 50% of Executive’s Base Salary, pursuant to and in accordance with the terms of the Company’s Management Incentive Compensation Plan.

(d) Executive shall establish a residence in the United States in connection with his employment by the Company. The Company shall reimburse Executive for all reasonable and customary expenses (the “Relocation Expenses”) incurred by him in connection with Executive’s relocation up to a maximum of $30,000 in the aggregate, subject to the Company’s requirements with respect to reporting and documentation of such expenses. If (i) the Executive resigns or retires within one year of the date hereof or (ii) the Employment Period is terminated by the Company for Cause, Executive shall promptly repay to the Company any Relocation Expenses reimbursed by the Company to Executive.

All amounts payable to Executive as compensation hereunder shall be subject to all applicable withholding obligations.

4. Board Membership. With respect to all regular elections of directors during the Employment Period, the Company shall nominate, and use its reasonable efforts to cause the election of, Executive to serve as a member of the Board. Upon the termination or expiration of the Employment Period for any reason, Executive’s right to serve as a member of the Board shall immediately terminate at such time and Executive shall resign as a director of the Company and its Subsidiaries, as the case may be.

5. Term and Termination.

(a) The Employment Period shall end on the third anniversary of the date hereof; provided that commencing on the third anniversary of the date hereof, and each anniversary thereafter, such period shall automatically be extended for one additional year unless, no later than 180 days before such anniversary, either party shall have given written notice to the other that it does not wish to extend the Employment Period; provided further that (i) the Employment Period shall terminate prior to such date immediately upon Executive’s resignation, death or mental or physical disability or incapacity (as determined by the Board in its good faith judgment) and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive.

(b) If the Employment Period is terminated by the Company without Cause, or by the Executive for Good Reason (as defined below), Executive shall be entitled to (1) receive his Base Salary through the date of termination, (2) any earned, but unpaid, bonus and other benefits, (3) a pro rata portion of Executive’s bonus for the year in which he is terminated, and (4) continue to receive his Base Salary payable in regular installments as special severance payments for twelve months from the date of termination (the “Severance Period”); provided that Executive will be entitled to the benefits in clause (4) above if and only if Executive has executed and delivered to the Company a general release in form and substance reasonably satisfactory to the Company and only so long as Executive has not breached the provisions of paragraphs 6, 7 and 8 hereof, and Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period.

(c) If the Employment Period is terminated by the Company for Cause, by Executive without Good Reason, by Executive’s death or mental or physical disability or incapacity, or expires and is not renewed hereunder, Executive shall only be entitled to receive his Base Salary through the date of termination or expiration and shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter.

(d) Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). The Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it or its Subsidiaries owes Executive hereunder.

(e) For purposes of this Agreement, “Cause” shall mean (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty, misappropriation or fraud that adversely affects the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board, (iv) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct that adversely affects the Company or any of its Subsidiaries or (vi) any other material breach of this Agreement that is not cured by Executive within 30 days after the Company notifies Executive in writing of any such material breach.

(f) For purposes of this Agreement “Good Reason” shall mean (i) any change in Executive’s responsibilities, status, title or duties which represents a material reduction in his responsibilities, status, title or duties as in effect immediately prior thereto (which shall not include the hiring of subordinates to fill some of such duties or responsibilities) that is not cured by the Company within 30 days after Executive notifies the Board in writing of any such material reduction, or (ii) any material failure by the Company to comply with any of the material provisions of this Agreement that is not cured by the Company within 30 days after Executive notifies the Board in writing of any such material failure.

6. Confidential Information. Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company, Mettis and their subsidiaries concerning the business or affairs of the Company or any Subsidiary (“Confidential Information”) are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any person or entity or use for any purpose (other than for the benefit of the Company and its Subsidiaries) any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its Subsidiaries, without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.

7. Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether above or jointly with others) while employed by the Company, Mettis and their subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to the Company or its Subsidiaries. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8. Non-Compete; Non-Solicitation.

(a) Executive hereby acknowledges that, during the course of his employment with the Company he shall become familiar, and during his employment with Mettis he has become familiar, with the Company’s and its Subsidiaries’ trade secrets and other Confidential Information. Executive acknowledges and agrees that the Company and its Subsidiaries would be irreparably damaged if he were to provide services to or otherwise participate in the business of any person or entity competing with the Company or its Subsidiaries or providing services similar to the Company and its Subsidiaries and that any such competition or provision of services by Executive would result in a significant loss of goodwill by the Company and its Subsidiaries. Executive further acknowledges and agrees that the covenants and agreements set forth in this paragraph 8 were a material inducement to the Company to enter into this Agreement and to perform its obligations hereunder, and that the Company would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Executive breached the provisions of this paragraph 8. Therefore, Executive agrees that, during the Employment Period and for 24 months thereafter (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territories in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process during the Employment Period on the date of the termination or expiration of the Employment Period; provided that nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as he does not have any active participation in the business of such corporation. For purposes of this Agreement, “Restricted Territories” shall mean the United States and the United Kingdom, together with any other country in which the Company and its Subsidiaries conducts their businesses at the time of the termination of the Employment Period. Executive acknowledges that the Company’s and its Subsidiaries’ business has been conducted or is presently proposed to be conducted throughout the Restricted Territories and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company and its Subsidiaries.

(b) During the Noncompete Period, Executive shall not directly, or indirectly through another person or entity, (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries or affiliates to leave the employ of the Company or any of its Subsidiaries or affiliates, or in any way interfere with the relationship between the Company or any of its Subsidiaries or affiliates and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries or affiliates at any time during the one-year period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this paragraph 8(b) that any such hiring within such one-year period is in violation of clause (i) above), or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company or any of its Subsidiaries in order to induce or attempt to induce such person or entity to cease doing business with the Company or any of its Subsidiaries or affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Subsidiaries.

9. Enforcement. If, at the time of enforcement of paragraph 6, 7 or 8 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that the Company would suffer irreparable harm from a breach of paragraph 6, 7 or 8 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of paragraph 8, the Noncompete Period shall be tolled until such breach or violation has been duly cured. Executive acknowledges that the restrictions contained in paragraph 8 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

10. Executive’s Acknowledgments and Representations. Executive acknowledges that the provisions of paragraphs 6, 7 and 8 are in consideration of his employment with the Company and additional good and valuable consideration set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in paragraphs 6, 7 and 8 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (a) that the business of the Company and its Subsidiaries will be international in scope and without geographical limitation, (b) notwithstanding the state of incorporation or principal office of the Company or its Subsidiaries, or any of their respective executives or employees (including Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the world, and (c) as part of his responsibilities, Executive may travel around the world in furtherance of the Company’s business and its relationships. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

11. Survival. Paragraphs 6 through 23 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

12. Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, four business days after being mailed by first class mail, return receipt requested, and one business day after delivery by reputable overnight courier service. Notices, demands and communications to Executive and the Company will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Executive:

Brian Moore

c/o Symmetry Medical Inc.

220 West Market Street

Warsaw, IN 46580

Notices to the Company:

Symmetry Medical Inc.

220 West Market Street

Warsaw, IN 46580

Attn: Board of Directors

with a copy (which shall not constitute notice) to:

Olympus Partners

Metro Center, One Station Place

Stamford, CT 06902

Attn: James A. Conroy

and

Kirkland & Ellis

200 East Randolph Dr.

Chicago, IL 60601

Attn: John A. Schoenfeld

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14. Complete Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

16. Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

18. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Indiana, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

20. Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

21. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of the Company or its Subsidiaries at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

22. Executive’s Cooperation. During the Employment and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this paragraph, the Company shall reimburse Executive for his time (if Executive’s employment with the Company has been terminated) and reasonable travel expenses (including lodging and meals, upon submission of receipts).

23. Arbitration.

(a) Except with respect to disputes and claims under paragraphs 6, 7 and 8 hereof (which may be pursued in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of its own attorneys’ fees and expenses, except to the extent otherwise required by applicable law), each party hereto agrees that arbitration, pursuant to the procedures set forth in the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (as adopted and effective as of June 1, 1997 or such later version as may then be in effect) (the “AAA Rules”), shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the parties under this Agreement and the employment of Executive by the Company (including, without limitation, claims and disputes regarding employment discrimination, sexual harassment, termination and discharge), whether such claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement. The parties hereto agree that (i) one arbitrator shall be appointed pursuant to the AAA Rules to conduct any such arbitration, (ii) all meetings of the parties and all hearings with respect to any such arbitration shall take place in Indianapolis, Indiana, (iii) each party to the arbitration shall bear its own costs and expenses (including, without limitation, all attorneys’ fees and expenses, except to the extent otherwise required by applicable law), and (iv) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties hereto. The parties agree that the judgment, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the parties hereto. Nothing in this paragraph 23 shall prohibit any party hereto from instituting litigation to enforce any final judgment, award or determination of the arbitration. Each party hereto hereby irrevocably submits to the jurisdiction of the United States District Court for the Southern District of Indiana, Indianapolis Division or the Marion County Circuit Court or Superior Court sitting in Marion County, Indiana, and agrees that either court shall be the exclusive forum for the enforcement of any such final judgment, award or determination of the arbitration. Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum. Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing or not enforcing any award, judgment or determination of the arbitration.

(b) Notwithstanding the foregoing, prior to any party hereto instituting any arbitration proceeding hereunder to resolve any Claim, such party first shall submit the Claim to a mediation proceeding between the parties hereto which shall be governed by the prevailing procedures of the American Arbitration Association and shall be conducted in Indianapolis, Indiana. If the parties hereto have not agreed in writing to a resolution of the Claim pursuant to the mediation within 45 days after the commencement thereof or if any party refuses to participate in the mediation process, then the Claim may be submitted to arbitration under paragraph (a) above. Each party hereto shall bear its own costs and expenses incurred in connection with the mediation, and all costs and expenses of the mediation proceeding shall be borne equally by the parties hereto.

(c) Indemnification. The Company shall indemnify Executive in his capacity as officer, director and employee to the full extent permitted by applicable law to the extent consistent with the Company’s bylaws, excluding any obligation to indemnify Executive in connection with any situation involving the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty, misappropriation or fraud.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

SYMMETRY MEDICAL INC.

By:	/s/ James A. Conroy

Name:	James A. Conroy
Its:	Vice President

/s/ Brian Moore

Brian Moore

Exhibit A

Company Benefits

Upon joining the Company, Executive will be immediately eligible to participate in the Company’s standard benefit programs including:

•	medical insurance,
•	life insurance,
•	disability insurance,
•	twenty-five days of vacation, and
•	normal holiday schedule.

Executive will be eligible to defer compensation into the Company’s 401(k) Plan after 90 days of employment. See the Summary Plan Description of the 401(k) Plan for further details.

Upon joining the Company, Executive also will be immediately eligible to participate in the Company’s executive benefit programs including:

•	an executive physical every two years at Mayo Clinic until age 50; every year after age 50,

•	a Company car (see the Company’s policy on company owned automobiles), and

•	a full membership at Stonehenge Golf Club in Warsaw, Indiana, including fees and monthly dues. Personal expenses at the club will be Executive’s responsibility.

12